EXHIBIT 5.1

8911 Capital of Texas Highway North
Westech 360, Suite 3350
Austin, TX 78759-8497
Phone 512.338.5400
Fax 512.338.5499
www.wsgr.com

August 20, 2005

National Instruments Corporation
11500 North MoPac Expressway
Austin, Texas 78759

         Re: Registration Statement on Form S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of (i) 2,700,000 shares of your Common Stock reserved for issuance under the 2005 Incentive Plan (the “2005 Plan”), (ii) 2,127,736 shares of your Common Stock reserved but unissued under your Amended and Restated 1994 Incentive Plan (the “1994 Plan”) that have been transferred to the 2005 Plan and (iii) up to 9,441,590 shares of your Common Stock subject to options outstanding under the 1994 Plan that shall be transferred to the 2005 Incentive Plan and will be reserved for issuance under the 2005 Plan if such options expire without being exercised. The shares of Common Stock reserved for issuance under the 2005 Plan are referred to as the “Shares.”

        It is our opinion that the Shares, when issued and sold in the manner described in the 2005 Plan and pursuant to the agreement that accompanies each grant under the 2005 Plan, will be legally and validly issued, fully-paid and non-assessable.

        We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, and any amendments thereto.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation /s/ Wilson Sonsini Goodrich & Rosati P.C.